Prospectus Cross Reference
                                                                    June 9, 1998







                          TUDOR FUND FOR EMPLOYEES L.P.
                        (A Delaware Limited Partnership)


                                Supplement to the
                          Prospectus Dated June 9, 1998


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         This Supplement is an integral part of, and should be read together with, the Prospectus dated June 9, 1998 ("Prospectus"). All capitalized terms used in this Supplement and not defined herein have the same meanings as used in the Prospectus.

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                         CARGILL INVESTOR SERVICES, INC.



         Neither Tudor Fund For Employees L.P. nor Tudor Investment Corporation is affiliated with Tudor Fund, a U.S. mutual fund registered under the Investment Company Act of 1940, or with Tudor Management Co., Inc., a wholly-owned subsidiary of Weiss Peck & Greer.



                   The date of this Supplement is May 18, 1999

 AMENDMENTS TO PROSPECTUS

         1. Performance Record of the Partnership. The information regarding the performance record of the Partnership on pages 18 and 19 is deleted in its entirety and the following is substituted therefor:

                  The performance record of the Partnership from January 1, 1994 through April 30, 1999 is shown below. The Partnership's complete performance record since it began trading (July 2, 1990 through April 30, 1999) is shown in Item 2 below. The information below and in Item 2 is the actual trading performance of the Partnership after payment of advisory fees, transaction costs, and all other expenses and costs. The rates of return shown below and in Item 2 are representative of the rates of return experienced by each investor holding a Unit during the periods shown.

                  The information below and in Item 2 has not been audited. However, the General Partner believes that such information is accurate and fairly presented.

                  You should be aware that past performance information cannot predict how the Partnership will perform in the future. It is possible that the Partnership will incur losses in the future.

                                      ACTUAL PERFORMANCE RECORD OF TUDOR FUND FOR EMPLOYEES L.P.
                                                      Rates of Return (1)(2)

                                                        1999           1998           1997         1996          1995       1994
                                                      ----------------------------------------------------------------------------

January .......................................        -4.05%        -0.35%          2.69%         9.92%         4.12%      4.61%
February ......................................         6.31%         1.27%          8.65%         0.69%         3.59%     -2.24%
March .........................................        -6.03%         4.23%          4.96%         1.70%        12.14%     -0.23%
April (3) .....................................        -2.43%        -4.32%          0.48%         7.93%         0.53%     -1.28%
May ...........................................                      -0.74%          1.65%        -2.50%        -3.96%     -1.64%
June ..........................................                       1.07%         -0.40%        -1.42%        -3.19%      5.62%
July ..........................................                       2.72%          3.49%         0.54%         0.18%     -4.37%
August ........................................                      11.29%          3.94%        -0.99%         5.50%      1.04%
September .....................................                      12.82%         -5.13%        -3.67%         1.49%      8.29%
October .......................................                      -0.20%         -1.55%        -0.34%         4.73%     -3.58%
November ......................................                      -2.15%          4.33%        -2.26%         0.50%      2.04%
December ......................................                       5.46%          1.74%         0.42%         2.08%     -0.79%
                                                      ----------------------------------------------------------------------------
      Annual (Period) Rate of Return (3).......        -6.48%        34.11%         27.05%         9.52%        30.26%      6.87%
                                                      ============================================================================

Name of Fund:                                        Tudor Fund For Employees L.P.
Type of Fund:                                        Publicly Offered
Inception of Trading:                                July 2, 1990
Aggregate Subscriptions Since Inception (4):         $24,758,000
Aggregate Redemptions Since Inception (4):           $18,124,600
Current Net Assets (4):                              $18,276,200
Largest Monthly Percentage Draw-down (5):            March 1999 (-6.03%)
Worst Peak to Valley Percentage Draw-down (6):       May 1, 1996-November 30, 1996 (-10.22%)

         THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE. The performance data presented above has been calculated on an accrual basis of accounting in accordance with United States generally accepted accounting principles.

(1) Monthly Rate of Return is calculated by dividing Net Performance by Beginning Net Assets plus Additions (as such terms are defined below). Monthly Rate of Return does not take into account Withdrawals (as such term is defined below). Because Withdrawals occur only at the end of a month, their effect on the calculation of Monthly Rate of Return is not material.

         Additions represents all additional capital contributed during a month.

         Beginning Net Assets represents the sum of cash and cash equivalents and the equity in the Partnership accounts, less accrued and paid expenses as of the beginning of a month.

         Net Performance represents the change in Net Assets, net of Additions and Withdrawals.

         Withdrawals represents all withdrawals of capital during a month.

(2) Annual (Period) Rate of Return is calculated by determining the Monthly Rate of Return for each month during the relevant period and compounding such returns by subsequent Monthly Rates of Return achieved during such period.

(3)      Figure for this period in 1999 is estimated.

(4)      As of April 30, 1999.

(5) Largest Monthly Percentage Draw-down represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any one month period shown in the table.

(6) Worst Peak to Valley Percentage Draw-down represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any period shown in the table in which Net Assets at any prior month-end are not equaled or exceeded by subsequent Net Assets.

         PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

         2. Additional Partnership Performance. The information regarding the performance record of the Partnership on pages Appendix A-1 and A-2 is deleted in its entirety and the following is substituted therefor:

                  The Partnership's complete performance record since it began trading (July 2, 1990 through April 30, 1999) is shown below.

                   The information below is the actual trading performance of the Partnership after payment of advisory fees, transaction costs, and all other expenses and costs. The rates of return shown below are representative of the rates of return experienced by each investor holding a Unit during the period shown.

                  The information below has not been audited. However, the General Partner believes that such information is accurate and fairly presented.

                  You should be aware that past performance information cannot predict how the Partnership will perform in the future. It is possible that the Partnership will incur losses in the future.

                                       ACTUAL PERFORMANCE RECORD OF TUDOR FUND FOR EMPLOYEES L.P.
                                                        Rates of Return (1)(2)

                                   1999     1998    1997     1996     1995     1994      1993     1992      1991      1990
                                -----------------------------------------------------------------------------------------------
January .....................    -4.05%   -0.35%   2.69%    9.92%     4.12%    4.61%    -2.80%    9.61%     3.96%
February ....................     6.31%    1.27%   8.65%    0.69%     3.59%   -2.24%    -0.83%    6.07%    -8.01%
March .......................    -6.03%    4.23%   4.96%    1.70%    12.14%   -0.23%    -1.45%    8.13%     0.47%
April (3) ...................    -2.43%   -4.32%   0.48%    7.93%     0.53%   -1.28%    -1.39%    3.02%     5.96%
May .........................             -0.74%   1.65%   -2.50%    -3.96%   -1.64%    -2.99%   -4.03%    -0.75%
June ........................              1.07%  -0.40%   -1.42%    -3.19%    5.62%     0.98%   -6.88%     7.95%
July ........................              2.72%   3.49%    0.54%     0.18%   -4.37%     1.59%   -4.03%    -4.41%     -9.62%
August ......................             11.29%   3.94%   -0.99%     5.50%    1.04%     0.05%    1.11%     0.10%     13.44%
September ...................             12.82%  -5.13%   -3.67%     1.49%    8.29%     1.23%   13.23%     1.55%      2.46%
October .....................             -0.20%  -1.55%   -0.34%     4.73%   -3.58%     2.57%   10.13%     5.78%     17.19%
November ....................             -2.15%   4.33%   -2.26%     0.50%    2.04%     1.02%   -3.10%     9.07%     -1.87%
December ....................              5.46%   1.74%    0.42%     2.08%   -0.79%     4.12%   -0.98%    -1.76%      3.83%

                                -----------------------------------------------------------------------------------------------
  Annual (Period) Rate of        -6.48%   34.11%  27.05%    9.52%    30.26%    6.87%     1.88%   34.01%    20.13%     25.44%
Return (3)...................
                                ===============================================================================================

Name of Fund:                                        Tudor Fund For Employees L.P.
Type of Fund:                                        Publicly Offered
Inception of Trading:                                July 2, 1990
Aggregate Subscriptions Since Inception (4):         $24,758,000
Aggregate Redemptions Since Inception (4):           $18,124,600
Current Net Assets (4):                              $18,276,200
Largest Monthly Percentage Draw-down (5):            July 1990 (-9.62%)
Worst Peak to Valley Percentage Draw-down (6):       May 1, 1992-July 31,1992 (-14.50%)


         THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE.

The performance data presented above has been calculated on an accrual basis of accounting in accordance with United States generally accepted accounting principles.

(1) Monthly Rate of Return is calculated by dividing Net Performance by Beginning Net Assets plus Additions (as such terms are defined below). Monthly Rate of Return does not take into account Withdrawals (as such term is defined below). Because Withdrawals occur only at the end of a month, their effect on the calculation of Monthly Rate of Return is not material.

         Additions represents all additional capital contributed during a month.

         Beginning Net Assets represents the sum of cash and cash equivalents and the equity in the Partnership accounts, less accrued and paid expenses as of the beginning of a month.

         Net Performance represents the change in Net Assets, net of Additions and Withdrawals.

         Withdrawals represents all withdrawals of capital during a month.

(2) Annual (Period) Rate of Return is calculated by determining the Monthly Rate of Return for each month during the relevant period and compounding such returns by subsequent Monthly Rates of Return achieved during such period.

(3)      Figure for this period in 1999 is estimated.

(4)      As of April 30, 1999.

(5) Largest Monthly Percentage Draw-down represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any one month period shown in the table.

(6) Worst Peak to Valley Percentage Draw-down represents the greatest cumulative percentage decline in month-end Net Assets due to losses sustained by the Partnership during any period shown in the table in which Net Assets at any prior month-end are not equaled or exceeded by subsequent Net Assets.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.